Exhibit 99.1

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

Consolidated Financial Statements (unaudited)
June 30, 2007

FINANCIAL SECURITY ASSURANCE INC.
AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

June 30, 2007

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (unaudited)
(in thousands, except share data)

	June 30, 2007	December 31, 2006
ASSETS
General investment portfolio:
Bonds at fair value (amortized cost of $4,541,179 and $4,505,898)	$4,624,856	$4,681,144
Equity securities at fair value (cost of $39,316 and $54,291)	39,380	54,325
Short-term investments (cost of $116,617 and $85,980)	117,957	86,503
Financial products segment investment portfolio:
Bonds at fair value (amortized cost of $1,125,699 and $1,127,698)	1,125,843	1,128,255
Guaranteed investments contracts from GIC Affiliates at fair value (amortized cost of $878,422 and $962,815)	871,970	962,815
Short-term investments	9,955	19,478
Assets acquired in refinancing transactions:
Bonds at fair value (amortized cost of $26,483 and $40,133)	28,012	41,051
Securitized loans	201,577	241,785
Other	50,346	55,036
Total investment portfolio	7,069,896	7,270,392
Cash	45,652	29,660
Deferred acquisition costs	346,618	340,673
Prepaid reinsurance premiums	1,027,984	1,004,987
Reinsurance recoverable on unpaid losses	39,834	37,342
Other assets	1,288,422	1,496,170
TOTAL ASSETS	$9,818,406	$10,179,224
LIABILITIES, MINORITY INTEREST AND SHAREHOLDER’S EQUITY
Deferred premium revenue	$2,688,340	$2,658,594
Loss and loss adjustment expense reserve	238,975	228,122
Financial products segment debt	2,840,762	3,067,745
Deferred federal income taxes	261,849	292,905
Notes payable to affiliate	262,199	321,370
Surplus notes	108,850	108,850
Other liabilities and minority interest	344,603	439,030
TOTAL LIABILITIES AND MINORITY INTEREST	6,745,578	7,116,616
COMMITMENTS AND CONTINGENCIES
Preferred stock (5,000.1 and 0 shares authorized; 0 shared issued and outstanding; par value of $1,000 per share)
Common stock (363 and 380 shares authorized; issued and outstanding; par value of $41,322 and $39,474 per share)	15,000	15,000
Additional paid-in capital—common	658,074	743,504
Accumulated other comprehensive income (net of deferred income taxes of $31,527 and $63,063)	58,521	117,087
Accumulated earnings	2,341,233	2,187,017
TOTAL SHAREHOLDER’S EQUITY	3,072,828	3,062,608
TOTAL LIABILITIES, MINORITY INTEREST AND SHAREHOLDER’S EQUITY	$9,818,406	$10,179,224

The accompanying Notes are an integral part of the Consolidated Financial Statements (unaudited).

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(unaudited)
(in thousands)

	Six Months Ended June 30,
	2007	2006
REVENUES
Net premiums written	$232,893	$256,076
Net premiums earned	$226,145	$209,435
Net investment income	114,776	104,904
Net realized gains (losses)	(2,038)	(4,458)
Interest income from financial products segment	68,862	68,871
Net realized and unrealized gains (losses) on derivative instruments	(89,889)	41,577
Income from assets acquired in refinancing transactions	11,316	13,107
Net realized gains (losses) from assets acquired in refinancing transactions	313	541
Other income	8,439	6,203
TOTAL REVENUES	337,924	440,180
EXPENSES
Losses and loss adjustment expenses	9,068	11,184
Interest expense	11,022	13,267
Interest expense from financial products segment	61,422	72,654
Amortization of deferred policy acquisition costs	34,006	30,631
Foreign exchange (gains) losses from financial products segment	31,116	95,655
Other operating expenses	49,996	41,351
TOTAL EXPENSES	196,630	264,742
INCOME BEFORE INCOME TAXES AND MINORITY INTEREST	141,294	175,438
Provision for income taxes
Current	43,151	34,864
Deferred	480	30,664
Total provision	43,631	65,528
NET INCOME BEFORE MINORITY INTEREST	97,663	109,910
Less: Minority interest	(56,554)	(85,847)
NET INCOME	154,217	195,757
OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX
Unrealized gains (losses) arising during period, net of deferred income tax provision (benefit) of $(30,072) and $(29,346)	(55,847)	(54,529)
Less: Reclassification adjustment for gains (losses) included in net income, net of deferred income tax provision (benefit) of $1,464 and $(1,480)	2,719	(2,749)
Other comprehensive income (loss)	(58,566)	(51,780)
COMPREHENSIVE INCOME	$95,651	$143,977

The accompanying Notes are an integral part of the Consolidated Financial Statements (unaudited).

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(in thousands)

	Six Months Ended June 30,
	2007	2006
Cash flows from operating activities:
Premiums received, net	$197,905	$254,486
Policy acquisition costs and other operating expenses paid, net	(139,237)	(143,933)
Salvage and subrogation	247	400
Losses and loss adjustment expenses paid	(1,222)	(1,373)
Net investment income received in general investment portfolio	115,759	100,040
Net investment income received in financial products segment	18,825	18,201
Interest paid in financial products segment	(3,403)	(2,525)
Net derivative payments in financial products segment	(11,810)	(12,006)
Federal income taxes (paid) recovered	(54,563)	(42,201)
Interest paid	(11,238)	(13,509)
Income received from refinanced assets	10,347	13,810
Other, net	4,191	1,326
Net cash provided by (used for) operating activities	125,801	172,716
Cash flows from investing activities:
Proceeds from sales of bonds in general investment portfolio	1,842,582	654,176
Proceeds from maturities of bonds in general investment portfolio	102,556	83,091
Purchases of bonds in general investment portfolio	(1,955,643)	(874,545)
Net (increase) decrease in short-term investments in general investment portfolio	(29,435)	30,223
Maturity of bonds in financial products segment	170,900	74,662
Net (increase) decrease in short-term investments in financial products segment	10,033	(1,510)
Paydowns of assets acquired in refinancing transactions	58,838	42,986
Proceeds from sales of assets acquired in refinancing transactions	1,854	5,530
Purchases of property and equipment	(194)	(1,427)
Other investments	14,338	36,324
Net cash provided by (used for) investing activities	215,829	49,510
Cash flows from financing activities:
Repayment of notes payable to affiliate	(59,171)	(88,186)
Capital issuance costs	(430)	(478)
Dividends paid	——	(80,000)
Repurchase of shares	(85,000)	——
Repayment of financial products segment debt	(180,900)	(73,500)
Net cash provided by (used for) financing activities	(325,501)	(242,164)
Effect of changes in foreign exchange rates on cash balances	(137)	968
Net increase (decrease) in cash	15,992	(18,970)
Cash at beginning of period	29,660	39,506
Cash at end of period	$45,652	$20,536

                           In the first six months of 2006, the Company received a tax benefit of $621, by utilizing its Parent’s losses. This amount was recorded as a capital contribution.

The accompanying Notes are an integral part of the Consolidated Financial Statements (unaudited).

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

1.   ORGANIZATION AND OWNERSHIP

Financial Security Assurance Inc. (the “Company”), a wholly owned subsidiary of Financial Security Assurance Holdings Ltd. (the “Parent”), is an insurance company domiciled in the State of New York. The Company and its subsidiaries are primarily engaged in the business of providing financial guaranty insurance on public finance and asset-backed obligations. The Company’s underwriting policy is to insure public finance and asset-backed obligations that it determines would be investment-grade quality without the benefit of the Company’s insurance. Public finance obligations insured by the Company consist primarily of general obligation bonds supported by the issuers’ taxing powers and special revenue bonds and other special obligations of states and local governments supported by the issuers’ abilities to impose and collect fees and charges for public services or specific projects. Public finance obligations include obligations backed by the cash flow from leases or other revenues from projects serving substantial public purposes, including government office buildings, toll roads, health care facilities and utilities. Asset-backed obligations insured by the Company are generally issued in structured transactions and are backed by pools of assets, such as residential mortgage loans, consumer receivables, securities or other assets having an ascertainable cash flow or market value. The Company also insures synthetic asset-backed obligations that generally take the form of credit default swap (“CDS”) obligations or credit-linked notes that reference specific asset-backed securities or pools of securities or loans, with a defined deductible to cover credit risks associated with the referenced securities or loans. In addition, the Company insures guaranteed investment contracts (“GICs”) issued by FSA Capital Management Services LLC (“FSACM”), FSA Capital Markets Services (Caymans) Ltd. and, prior to April 2003, FSA Capital Markets Services LLC (collectively, the “GIC Affiliates”), affiliates of the Company.

The Company has refinanced certain defaulted transactions by employing refinancing vehicles to raise funds for the refinancings. These refinancing vehicles are consolidated. The Company’s management believes that the assets held by the refinancing vehicles are beyond the reach of the Company and its creditors, even in bankruptcy or other receivership.

The Company consolidates the results of certain variable interest entities (“VIEs”), including FSA Global Funding Limited (“FSA Global”) and Premier International Funding Co. (“Premier”). These VIEs comprise the Financial Products (“FP”) Segment.  FSA Global issues FSA-insured medium term notes and generally invests the proceeds from the sale of its notes in FSA-insured GICs or other FSA- insured obligations with a view to realizing the yield difference between the notes issued and the obligations purchased with the note proceeds. Substantially all the assets of FSA Global are pledged to secure the repayment, on a pro rata basis, of FSA Global's notes and its other obligations. Premier is principally engaged in debt defeasance for lease transactions. The FP Segment debt is issued at or converted into LIBOR-based floating-rate obligations and the proceeds are invested in or converted into LIBOR-based floating-rate investments . Certain FSA Global debt issuances contain provisions that could extend the stated maturities of those notes. To ensure FSA Global will have sufficient cash flow to repay its funding requirements, it entered into liquidity facilities with Dexia for $419.4 million and with other counterparties for $250.0 million. The Company’s management believes that the assets held by the consolidated VIEs are beyond the reach of the Company and its creditors, even in bankruptcy or other receivership.

2.   BASIS OF PRESENTATION

The accompanying Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

2.   BASIS OF PRESENTATION (Continued)

statements and, in the opinion of management, reflect all adjustments necessary for a fair statement of the  financial position, results of operations and cash flows for all periods presented. These Consolidated Financial Statements should be read in conjunction with the Company’s Consolidated Financial Statements and notes thereto included as an exhibit to the Parent’s Annual Report on Form 10-K for the year ended December 31, 2006. The accompanying Consolidated Financial Statements have not been audited by an independent registered public accounting firm in accordance with the standards of the Public Company Accounting Oversight Board (United States). The December 31, 2006 consolidated balance sheet was derived from audited financial statements. The results of operations for the periods ended June 30, 2007 and 2006 are not necessarily indicative of the operating results for the full year. Certain prior-year balances have been reclassified to conform to the 2007 presentation.

Revisions

The statement of cash flows for the period ended June 30, 2007 appropriately segregates the effect of changes in foreign exchange rates on cash balances into a separate line item. The effect of foreign exchange rates on cash balances has historically been included in cash flows from operations. The statements of cash flows for the period ended June 30, 2006 has been revised to conform to the 2007 presentation. The 2006 statement of cash flows also reflects the reclassification of certain accounts. The amount of the revision at June 30, 2006 from cash to short-term investments was $26.9 million.

3.   LOSSES AND LOSS ADJUSTMENT EXPENSES

The Company establishes loss liabilities based on its estimate of specific and non-specific losses. The Company also establishes liabilities for loss adjustment expenses (“LAE”), consisting of the estimated cost of settling claims, including legal and other fees and expenses associated with administering the claims process.

The Company calculates a loss and LAE liability based upon identified risks inherent in its insured portfolio. If an individual policy risk has a reasonably estimable and probable loss as of the balance sheet date, a case reserve is established. For the remaining policy risks in the portfolio, a non-specific reserve is established to account for the inherent credit losses that can be statistically estimated.

The following table presents the activity in non-specific and case reserves for the six months ended June 30, 2007. Adjustments to reserves represent management’s estimate of the amount required to cover the present value of the net cost of claims, based on statistical provisions for new originations. Transfers between non-specific and case reserves represent a reallocation of existing loss reserves and have no impact on earnings.

Reconciliation of Net Losses and Loss Adjustment Expenses

	Non- Specific	Case	Total
	(in millions)
December 31, 2006	$137.8	$53.0	$190.8
Incurred	9.1	—	9.1
Transfers	(1.2)	1.2	—
Payments	—	(0.8)	(0.8)
June 30, 2007 balance	$145.7	$53.4	$199.1

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

3.   LOSSES AND LOSS ADJUSTMENT EXPENSES (Continued)

Management of the Company periodically evaluates its estimates for losses and LAE and establishes reserves that management believes are adequate to cover the present value of the ultimate net cost of claims. However, because of the uncertainty involved in developing these estimates, the ultimate liability may differ from current estimates.

The gross and net par amounts outstanding on transactions with case reserves were $399.0 million and $323.0 million, respectively, at June 30, 2007. The net case reserves consisted primarily of five collateralized debt obligation (“CDO”) risks and two municipal risks, which collectively accounted for approximately 95.6% of total net case reserves. The remaining eight exposures were in non-municipal sectors.

Management is aware that there are differences regarding the method of defining and measuring both case reserves and non-specific reserves among participants in the financial guaranty industry. Other financial guarantors may establish case reserves only after a default and use different techniques to estimate probable loss. Other financial guarantors may establish the equivalent of non-specific reserves, but refer to these reserves by various terms, such as, but not limited to, “unallocated losses,” “active credit reserves” and “portfolio reserves,” or may use different statistical techniques from those used by the Company to determine loss at a given point in time. In April 2007, the Financial Accounting Standards Board (the “FASB”) published an exposure draft proposing new guidance for financial guaranty insurance accounting. This exposure draft proposes, among other things, changes to reserving and premium earnings methodologies. If adopted in its current form, based on management’s current understanding of this exposure draft, the effect of these changes would be material to the financial statements.

4.   OUTSTANDING EXPOSURE

The Company’s policies insure the scheduled payments of principal and interest on public finance and asset-backed obligations (including FSA-insured derivatives). The gross amount of financial guarantees in force (principal and interest) was $785.3 billion at June 30, 2007 and $764.8 billion at December 31, 2006. The net amount of financial guarantees in force was $576.2 billion at June 30, 2007 and $552.3 billion at December 31, 2006. The Company limits its exposure to losses from writing financial guaranties by underwriting investment-grade obligations, satisfying both rating agency and its own credit standards, diversifying its portfolio by product type and geography and through reinsurance.

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

4.   OUTSTANDING EXPOSURE (Continued)

The net and ceded par outstanding of insured obligations in the public finance insured portfolio were comprised as set forth below:

	Net Par Outstanding		Ceded Par Outstanding
-	June 30, 2007	December 31, 2006	June 30, 2007	December 31, 2006
	(in millions)
Domestic obligations
General obligation	$109,012	$103,112	$29,359	$28,143
Tax-supported	47,508	46,479	18,589	18,733
Municipal utility revenue	42,066	40,495	13,898	13,367
Health care revenue	13,498	13,155	10,853	10,144
Housing revenue	7,508	7,576	1,942	2,039
Transportation revenue	16,509	16,164	10,506	10,337
Education	4,850	4,378	1,627	1,027
Other domestic public finance	1,818	1,628	645	509
International	20,001	18,306	16,244	14,554
Total public finance obligations	$262,770	$251,293	$103,663	$98,853

The net and ceded par outstanding of insured obligations in the asset-backed insured portfolio (including FSA-insured derivatives) included the following amounts:

	Net Par Outstanding		Ceded Par Outstanding
	June 30, 2007	December 31, 2006	June 30, 2007	December 31, 2006
	(in millions)
Domestic obligations
Residential mortgages	$18,135	$15,666	$2,899	$2,555
Consumer receivables	11,835	10,599	573	664
Pooled corporate obligations	52,036	45,914	7,338	8,729
Other domestic asset-backed obligations(1)	24,545	23,351	3,239	2,952
International obligations	29,889	29,295	6,336	8,077
Total asset-backed obligations	$136,440	$124,825	$20,385	$22,977

(1)          Includes net par outstanding of $17,914 million as of June 30, 2007 and $16,558 million as of December 31, 2006, respectively, relating to FSA-insured GICs issued by the GIC Affiliates and other intercompany insurance.

5.   TAXES

The Company adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an Interpretation of SFAS Statement No.109” (“FIN 48”) as of January 1, 2007. FIN 48 clarifies the accounting for uncertainty in income taxes in an entity’s financial statements pursuant to FASB Statement No. 109, “Accounting for Income Taxes” and provides thresholds for recognizing and measuring benefits of a tax position taken or expected to be taken in a tax return. Consequently, the Company recognizes tax

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

5.   TAXES (Continued)

benefits only on tax positions where it is “more likely than not” to prevail. There was no effect on the Company’s statement of operations and comprehensive income from adopting FIN 48.

The total amount of unrecognized tax benefits at January 1, 2007 and June 30, 2007 were $20.2 million and $24.5 million, respectively. If recognized, the entire amount would favorably affect the effective tax rate. Further, the Company recognizes interest and penalties related to unrecognized tax benefits as part of income taxes. For the period ended June 30, 2007, the Company accrued $0.5 million of expenses related to interest and penalties. Cumulative interest and penalties of $1.6 million had been accrued on the Company’s balance sheet at June 30, 2007.

The Company files consolidated income tax returns in the United States as well as separate tax returns for certain of its subsidiaries or branches in various state and local and foreign jurisdictions, including the United Kingdom, Japan, Australia, and Singapore. With limited exceptions, the Company is no longer subject to income tax examinations for its 2002 and prior tax years for U.S. federal, state and local, or non-U.S. jurisdictions.

Within the next 12 months, it is reasonably possible that unrecognized tax benefits for tax positions taken on previously filed tax returns will become recognized as a result of the expiration of the statute of limitations for the 2003 tax year, which, absent any extension, will close in September 2007.

6.   DERIVATIVE INSTRUMENTS

Insured Derivatives

Included in the Company’s insured portfolio are certain contracts that qualify as derivatives under Statement of Financial Accounting Standards (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”) or SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments” (“SFAS 155”). Changes in the fair-value of these contracts are recorded through the statements of operations and comprehensive income. These contracts include FSA-insured CDS, insured interest rate swaps entered into in connection with the issuance of certain public finance obligations and insured net interest margin (“NIM”) securitizations issued in connection with certain mortgage-backed security (“MBS”) financings. The Company considers all such agreements to be a normal extension of its financial guaranty insurance business. For accounting purposes, these types of contracts may be deemed derivatives (insured CDS and interest rate swaps) or may be deemed to include embedded derivatives (insured NIM securitizations). For insured NIM securitizations the Company currently treats the entire instrument as a derivative and therefore fair values the entire financial guaranty contract.

With respect to insured derivatives, FSA expects that these transactions will not be subject to a market value termination for which the Company would be liable. The Company recorded net earned premium under these agreements of $45.4 million for the six months ended June 30, 2007 and $45.7 million for the six months ended June 30, 2006.

The Company’s net par outstanding of $77.4 billion and $74.7 billion relating to insured CDS and NIM securitizations at June 30, 2007 and December 31, 2006, respectively, are included in the asset-backed balances in Note 4. The Company believes that the most meaningful presentation of the financial statement impact of these derivatives is to record earned premiums over the installment period and to record changes in fair value as incurred. Changes in fair value are recorded in net realized and unrealized gains (losses) on derivative instruments and in either other assets or other liabilities, as appropriate. The

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

6.   DERIVATIVE INSTRUMENTS (Continued)

Company uses quoted market prices, when available, to determine fair value. If quoted market prices are not available, as is generally the case, the Company uses internally developed estimates of fair value. Management applies judgment when developing these estimates and considers factors such as current prices charged for similar agreements, performance of underlying assets, changes in internal shadow ratings, the level at which the deductible has been set and the Company’s ability to obtain reinsurance for its insured obligations. Due to the lack of a quoted market for the CDS obligations written by the Company, estimates generated from the Company’s valuation process may differ materially from values that may be realized in market transactions. Management does not believe that the fair value adjustments are an indication of potential claims under FSA’s guarantees or an indication of potential gains or losses to be realized from the derivative transactions. The average remaining life of these contracts as of June 30, 2007 was 3.5 years. The inception-to-date gain for all insured derivatives is recorded in other assets (see Note 9).

The table below shows the changes in fair value of insured derivatives which are recorded in net realized and unrealized gains (losses) on derivative instruments in the consolidated statements of operations and comprehensive income:

	Six Months Ended June 30,
	2007	2006
	(in millions)
Insured derivatives:
CDS	$(57.1)	$25.9
Insured interest rate swaps	(0.3)	0.1
NIM securitizations	(1.4)	—
Total	$(58.8)	$26.0

(1)          As of January 1, 2007, the Company implemented SFAS 155, which resulted in a mark-to-market loss of $0.2 million   and $1.4 million related to insured NIM securitizations for the three and six months ended June 30, 2007, respectively. The change in fair value was a function of the market’s adverse perception of mortgage-backed products. Management does not believe that the fair value adjustments are an indication of potential claims under FSA’s guarantees or an indication of potential gains or losses to be realized from the derivative transactions.

Interest Rate and Foreign Exchange Rate Derivatives

The Company enters into derivative contracts to manage interest rate and foreign currency exposure in its FP Segment debt and investment portfolio which is comprised of VIE debt and investments. The derivative contracts are recorded at fair value. These derivatives generally include interest rate and currency swap agreements, which are primarily utilized to convert fixed-rate debt and investments into U.S. dollar floating-rate debt and investments. The gains and losses related to the fair value of derivatives are included in net realized and unrealized gains (losses) on derivative instruments. The inception-to-date net unrealized gain on the outstanding derivatives held by the FP Segment of $475.9 million and $516.8 million at June 30, 2007 and December 31, 2006, respectively, was recorded in other assets.

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

7.   FINANCIAL PRODUCTS SEGMENT DEBT

At June 30, 2007, the interest rates on FP Segment debt were between 1.98% and 6.20% per annum. FP Segment debt is comprised of VIE debt. Payments due under the FP Segment debt (including $1,031.2 million of future interest accretion on zero coupon obligations and excluding fair value adjustments of $131.1 million) in the remainder of 2007 and each of the next four years ending December 31 and thereafter, are as follows:

Principal Amount
(in millions)
2007	$370.6
2008	71.0
2009	337.4
2010	94.4
2011	13.4
Thereafter	2,854.1
Total	$3,740.9

8.   NOTES PAYABLE TO AFFILIATE

The Company has recorded $262.2 million of notes payable to an affiliate at June 30, 2007. These notes were issued by special purpose entities consolidated by the Company and formed to facilitate the refinancing transactions. Principal payments due under these refinanced notes for the remainder of 2007 and each of the next four years ending December 31 and thereafter, are as follows:

Principal Amount
(in thousands)
2007	$11,473
2008	11,072
2009	21,788
2010	28,581
2011	42,401
Thereafter	146,884
Total	$262,199

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

9.   OTHER ASSETS

The detailed balances that comprise other assets at June 30, 2007 and December 31, 2006 are as follows:

	June 30, 2007	December 31, 2006
	(in thousands)
Unrealized gain on FP Segment derivatives	$475,935	$516,762
Fair-value adjustments on insured derivatives	30,401	89,195
VIE other invested assets	261,105	418,677
Tax and loss bonds	140,893	127,150
Accrued interest on FP Segment derivatives	155,223	136,975
Accrued interest income in general investment portfolio	59,618	60,500
Other assets	165,247	146,911
Total other assets	$1,288,422	$1,496,170

10.   SEGMENT REPORTING

The Company operates in two business segments: financial guaranty and financial products. The financial guaranty segment is primarily in the business of providing financial guaranty insurance on public finance and asset-backed obligations. Reflecting the manner in which the VIEs’ operations are managed, the results of the VIEs are included in the FP Segment beginning in the fourth quarter of 2006. Prior period disclosures have been reclassified to conform to the 2007 presentation.

The following tables summarize the financial information by segment as of and for the three months ended June 30, 2007 and 2006. The exclusions from pretax operating earnings are the fair value adjustments on insured derivatives and economic interest rate hedges.

	Six Months Ended June 30, 2007
	Financial Guaranty	Financial Products	Intersegment Eliminations	Total
	(in thousands)
Revenues:
External	$300,265	$37,659	$—	$337,924
Intersegment	1,746	—	(1,746)	—
Expenses:
External	(104,025)	(92,605)	—	(196,630)
Intersegment	—	(1,746)	1,746	—
Less:
SFAS 133 fair-value adjustments for insured derivatives and economic interest rate hedges	(58,793)	(56,793)	—	(115,586)
Pre-tax segment operating earnings	$256,779	$101	$—	$256,880
Segment assets	$6,886,824	$2,931,582	$—	$9,818,406

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

10.   SEGMENT REPORTING (Continued)

	Six Months Ended June 30, 2006
	Financial Guaranty	Financial Products	Intersegment Eliminations	Total
	(in thousands)
Revenues:
External	$355,750	$84,430	$—	$440,180
Intersegment	1,824	—	(1,824)	—
Expenses:
External	(96,101)	(168,641)	—	(264,742)
Intersegment	—	(1,824)	1,824	—
Less:
SFAS 133 fair-value adjustments for insured derivatives and economic interest rate hedges	26,028	(85,498)	—	(59,470)
Pre-tax segment operating earnings	$235,445	$(537)	$—	$234,908
Segment assets	$6,683,419	$2,964,365	$—	$9,647,784

The following tables present reconciliations of segments’ pre-tax operating earnings to net income.

	Six Months Ended June 30, 2007
	Financial Guaranty	Financial Products	Intersegment Eliminations	Total
	(in thousands)
Pretax operating earnings	$256,779	$101	$—	$256,880
SFAS 133 fair-value gain (loss) for insured derivatives and economic interest rate hedges	(58,793)	(56,793)		(115,586)
Taxes				(43,631)
Minority interest				56,554
Net income				$154,217

	Six Months Ended Six 31, 2006
	Financial Guaranty	Financial Products	Intersegment Eliminations	Total
	(in thousands)
Pretax operating earnings	$235,445	$(537)	$—	$234,908
SFAS 133 fair-value gain (loss) for insured derivatives and economic interest rate hedges	26,028	(85,498)		(59,470)
Taxes				(65,528)
Minority interest				85,847
Net income				$195,757

The intersegment revenues and expenses relate to premiums paid by FSA Global on FSA-insured notes.

The amount of SFAS 133 fair-value adjustments for insured derivatives are a reconciling item between pre-tax segment operating earnings and net income. In addition, management subtracts the impact of economic interest rate hedges when analyzing the segments. Marking the derivatives to fair value but not

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

10.   SEGMENT REPORTING (Continued)

marking the hedged assets or liabilities causes one-sided accounting. By removing its effect, the measure will more closely reflect the underlying economic performance of segment operations.

11.   COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, the Company and certain Subsidiaries are parties to litigation. The Company is not a party to any material pending litigation.

On November 15, 2006, the Parent received a subpoena from the Antitrust Division of the U.S. Department of Justice issued in connection with an ongoing criminal investigation of bid rigging of awards of municipal GICs. On November 16, 2006, FSA received a subpoena from the SEC related to an ongoing industry-wide civil investigation of brokers of municipal GICs. The Parent issues municipal GICs through the FP Segment, but does not serve as a GIC broker. The subpoenas request that the Parent furnish to the DOJ and SEC records and other information with respect to the Company’s municipal GIC business. The Parent is cooperating with the investigations by the DOJ and the SEC.